RULE 10f3 REPORT FORM

Institutional Liquidity Trust
Lehman Brothers Core Bond Fund
Neuberger Berman Advisers Management Trust
Neuberger Berman Equity Funds
Neuberger Berman Income Funds
Neuberger Berman Intermediate Municipal Fund Inc.
Neuberger Berman California Intermediate Municipal Fund Inc.
Neuberger Berman New York Intermediate Municipal Fund Inc.
Neuberger Berman Real Estate Income Fund Inc.
Neuberger Berman Realty Income Fund Inc.
Neuberger Berman Income Opportunity Fund Inc.
Neuberger Berman Real Estate Securities Income Fund Inc.

Record of Securities Purchased
Under the Rule 10f3 Procedures

1.	Name of Portfolio/Series:		Neuberger Berman Strategic Income Fund

2.	Name of Issuer:				Yankee Acquisition Corp.

3.	Date of Purchase:			2/1/2007

4.	Underwriter from whom purchased:	Merrill Lynch & Co.

5.	Affiliated Underwriter managing or participating in underwriting syndicate:
                                                                 	Lehman

6.	Is a list of the underwriting syndicates members attached?	Yes X   No  __

7.	Aggregate principal amount of purchase by all investment companies advised by the Adviser and all other accounts with respect to which the
        Adviser has management discretion and exercised such discretion with
        respect to the purchase: 	1,000,000

8.	Aggregate principal amount of offering:				200,000,000

9.	Purchase price (net of fees and expenses): 			100

10.	Date offering commenced: 					2/1/2007

11.	Offering price at close of first day on which any sales were made:	100

12.	Commission, spread or profit: ___2.50___%		$_____/share



13. Have the following conditions been satisfied?
                                                               Yes         No
a. The securities are:

   part of an issue registered under the Securities Act of 1933 which is being offered to the public;

   part of an issue of Government Securities;

   Eligible Municipal Securities;

   sold in an Eligible Foreign Offering; or

   sold in an Eligible Rule 144A offering?
                                                                X



(See Appendix B to the Rule 10f3 Procedures for definitions of the capitalized terms herein.)


b. (1) The securities were purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer); OR
                                                               X


   (2) If the securities to be purchased were offered for subscription upon exercise of rights, such securities were purchased on or before the fourth day preceding the day on which the rights offering terminates?


c. The underwriting was a firm commitment underwriting?
                                                               X

d. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period (see Attachment for comparison of spread with comparable recent offerings)?
                                                               X

e. The issuer of the securities, except for Eligible Municipal Securities, and its predecessors have been in continuous operation for not less than three years.
                                                               X

f. 1) The amount of the securities, other than those sold in an Eligible
    Rule 144A Offering (see below), purchased by all of the investment companies advised by the Adviser, and by all other accounts with respect to which the Adviser has investment discretion and exercised such discretion with respect to the purchase, did not exceed 25% of the principal amount of the offering; OR


                                                              Yes          No

  (2) If the securities purchased were sold in an Eligible Rule 144A Offering, the amount of such securities purchased by all of the investment companies advised by the Adviser, and by all other accounts with respect to which the Adviser has investment discretion and exercised such discretion with respect to the purchase, did not exceed 25% of the total of:

    (i)	The principal amount of the offering of such class sold by
     underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1), plus

   (ii)	The principal amount of the offering of such class in any concurrent pubic offering?
                                                                 X

g. (1) No affiliated underwriter of the Fund was a direct or indirect participant in or beneficiary of the sale; OR
                                                                 X

   (2) With respect to the purchase of Eligible Municipal Securities, no affiliated underwriter of the Fund was a direct or indirect participant in the sale and such purchase was not designated as a group sale or otherwise allocated to the account of an affiliated underwriter?


h. Information has or will be timely supplied to the appropriate officer of the Fund for inclusion on SEC Form NSAR and quarterly reports to the Board?
                                                                 X



Approved:		Date:




RULE 10f3  COMPARABLES FORM


Name of Issue Purchased by Fund:   Yankee Acquisition 9.75% 2/15/17 984756AC0



                    Comparison # 1    Comparison # 2     Comparison # 3
Security Name
(include cusip)     Esco Corp 8.625   RBS Global &       Baldor Electric
                    2013, CUSIP       Rexnord Corp       Co 8.625 2017,
                    296313AA7         9.5 2014, CUSIP    CUSIP
                                      75524DAA8          057741AA


Yield to Maturity   8.625 at 100,     9.5 at 100, +445   8.625 at 100,
                    +415                                 +375

Type of Offering
(e.g., registered,
 144A)              144A for Life     144A with reg      Registered
                                      rights


Date offering
 commenced          12/12/06          07/14/2006          01/25/2007


Offering Price
 at Issue            100              100                  100

Was an affiliate
 managing
or a member
 of the
syndicate?
(this is not
required and it is
preferable that the
 comparable not
include an
affiliate).          No                 Yes                 Yes

Spread ($)
 or (%)              2.0                2.25                2.0

Note:  Minimum of two comparisons must be completed for each purchase.



B1